                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
February 5, 2019	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2019 First Quarter Results

•	Positive organic net sales growth of 1.7% was fully offset by unfavorable currency headwinds which resulted in a decrease to reported net sales of 0.2% in the first fiscal quarter

•	Diluted EPS was $1.16 in the first fiscal quarter compared to $0.98 in the prior year first quarter, and Adjusted Diluted EPS was $1.64 compared to $1.55 in the prior year first quarter

•	Increasing full year Adjusted Diluted EPS outlook to $3.45 to $3.55

•	Completed the Spectrum Brands' Battery and Portable Lighting and Global Auto Care Acquisitions

St. Louis —February 5, 2019—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter, which ended December 31, 2018. For the first fiscal quarter, net earnings were $70.8 million, or $1.16 per diluted share, compared to $60.4 million, or $0.98 per diluted share, in the prior year first quarter. Adjusted net earnings in the first quarter were $100.2 million, or $1.64 per diluted share, compared to adjusted net earnings of $95.5 million, or $1.55 per diluted share, in the prior year first quarter.

“As we continued to focus on our strategic initiatives, we delivered strong operating results driven by organic top line growth and cost savings from our continuous improvement efforts,” said Alan Hoskins, Chief Executive Officer.  “These strong results will allow us to continue to invest in our business for long term growth while delivering $3.45 to $3.55 per adjusted diluted share on our base business, an increase over our previous outlook."

"During January, we closed on both of our acquisitions:  Spectrum’s battery and portable lighting business and the auto care business.  We are very excited about the strategic, operational and financial opportunities of both of these businesses.  This is truly a transformative time in Energizer’s history as we become the global leader in the portable power and automotive care categories.”

First Quarter 2019 Financial Highlights (Unaudited)
The following is a summary of key first fiscal quarter results. All comparisons are with the first quarter of fiscal 2018 unless otherwise stated.

•Net sales were $571.9 million, a decrease of 0.2%: (a)

◦
Organic net sales increased $9.9 million, or 1.7%, due to category growth and distribution gains across both segments and the impact of the reclassification of licensing revenues, slightly offset by increased retailer promotion and unfavorable mix.

◦	The impact of the Nu Finish acquisition increased net sales by $1.0 million, or 0.2%;

◦	Our Argentina operations, deemed to be highly inflationary, had an unfavorable impact on net sales of $3.3 million, or 0.6%.

◦	Unfavorable movement in foreign currencies, excluding Argentina, resulted in decreased sales of $9.0 million, or 1.5%.

•
Gross margin percentage was 48.2%, down 30 basis points from prior year driven by unfavorable movement in foreign currencies partially offset by lower production costs and the lapping of the investments made in continuous improvement initiatives in the prior year.

•	A&P spending was 7.2% of net sales, an increase of 70 basis points, or $3.6 million, versus the prior year driven by the timing of media spending.

•
SG&A spending, excluding acquisition and integration costs, as a percent of net sales was 15.0%, or $85.7 million, a decrease of $7.8 million versus the prior year driven by the benefit of our continuous improvement initiatives as well as lapping prior year investments in those initiatives. These benefits were partially offset by the licensing revenue reclassification to net sales. (a)

•
Interest expense was $48.2 compared to $13.4 for the prior year comparative period. The current quarter expense included $32.4 of interest and ticking fees related to the Spectrum battery and portable lighting acquisition. Excluding the acquisition costs, the current year interest expense increased $2.4 driven by increased borrowings and increased rates on our variable debt outstanding. (a)

•	Earnings before income tax was negatively impacted by the movement in foreign currencies by approximately $10 million, net of hedge impact. This includes $4 million from our Argentina operations.

•
Income tax rate on a year to date basis was 21.3% as compared to 49.2% in the prior year. The current and prior year rate includes $1.5 million and $31.0 million respectively, for the one-time impact of the new U.S. tax legislation passed in December 2017. Excluding the impact of our Non-GAAP adjustments, the year to date tax rate was 20.8% as compared to 23.4% in the prior year. The decrease in the rate is driven by the new 21% statutory U.S. rate effective for all of fiscal year 2019 compared to the statutory rate of 24.5% in fiscal year 2018. (a)

•	Diluted earnings per share for the quarter was $1.16 and Adjusted diluted earnings per share for the quarter was $1.64. (a)

•	Net cash from operating activities on a year to date basis was $118.9 million and Adjusted free cash flow on a year to date basis was $150.9 million, or 26.4% of net sales. (a)

•	Dividend payments in the quarter were approximately $19.8 million, or $0.30 per share.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.

Total Net Sales (In millions - Unaudited)
For the Quarter Ended December 31, 2018
	Q1	% Chg
Net Sales - FY'18	$573.3
Organic	9.9	1.7%
Impact of acquisition	1.0	0.2%
Change in Argentina operations	(3.3)	(0.6)%
Impact of currency	(9.0)	(1.5)%
Net sales - FY'19	$571.9	(0.2)%

Total Net sales decreased 0.2%, or $1.4 million:

•	Organic net sales were up 1.7%, or $9.9 million, in the first fiscal quarter due to the following items:

◦	Category growth and distribution gains across both segments contributed 2.1% to the organic increase;

◦	The impact of the reclassification of licensing revenues contributed 0.3%;

◦	Partially offsetting the above was increased retailer promotion and unfavorable mix of 0.7%.

•	The Nu Finish acquisition positively impacted net sales by 0.2%, or $1.0 million.

•	Our Argentina operations had an unfavorable impact on net sales of $3.3 million or 0.6%. Our pricing actions in the market could not fully overcome the negative inflationary impacts.

•	Unfavorable currency impacts were $9.0 million, or 1.5%.

Total Segment Profit (In millions - Unaudited)
For the Quarter Ended December 31, 2018
	Q1	% Chg
Segment Profit - FY'18	$172.3
Organic	6.9	4.0%
Impact of acquisition	0.5	0.3%
Change in Argentina operations	(1.9)	(1.1)%
Impact of currency	(7.1)	(4.1)%
Segment Profit - FY'19	$170.7	(0.9)%

Total Segment profit in the first fiscal quarter decreased $1.6 million, or 0.9%. Excluding the unfavorable movement in foreign currencies of $7.1 million, impact of the Nu Finish acquisition of $0.5 million, and decline due to Argentina operations of $1.9 million, organic segment profit increased $6.9 million, or 4.0%, in the current fiscal quarter. The increase was driven by organic top-line growth in the quarter and the benefit of our continuous improvement initiatives as well as lapping prior year investments in those initiatives. These increases were partially offset by higher A&P spending in the current fiscal quarter due to timing of spending.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal Year 2019
The company is increasing its adjusted EPS outlook for the full fiscal year to $3.45 to $3.55 and has updated the assumptions below related to its financial outlook for fiscal year 2019. Our outlook includes the impact of our acquisition of Nu Finish, but does not contemplate the impact of the Spectrum Brands' battery and portable lighting and global auto care acquisitions, or the equity and debt issuances, completed in January 2019.

Our outlook for fiscal year 2019 will be updated after the second fiscal quarter to include these transactions.

Note that all comparisons are with the fiscal year ended September 30, 2018 unless otherwise stated.

Net Sales on a reported basis are expected to be up low single digits:

•	Organic net sales are expected to be up low single digits;

•	Nu Finish acquisition is expected to contribute 30 to 40 basis points of net sales growth;

•	Argentina is now expected to be a headwind of 60 basis points due to the high inflation;

•	Unfavorable movements in foreign currency, excluding Argentina, are now expected to negatively impact net sales by 1.5% to 2.0% based on current rates.

Gross margin rates, excluding acquisition and integration costs, are now expected to be down approximately 10 to 50 basis points to the prior year; a slight improvement to our prior outlook.

A&P spending is now expected to be at the midpoint of our long term outlook range of 6% to 7% of net sales.

SG&A, as a percent of net sales, excluding acquisition and integration costs, is expected to further decline on a year over year basis as we continue to recognize the benefits from our continuous improvement initiatives. It is now expected to be down 40 to 70 basis points.

Earnings before income taxes is now expected to be unfavorably impacted by foreign currency headwinds of roughly $30 to $35 million, net of hedge impacts, based on current rates, including $13 million associated with Argentina, which was deemed highly inflationary as of July 1, 2018.

Ex-unusual income tax rate is now expected to be in the range of 21% to 23% based on the current expected country mix of earnings and the additional guidance issued on the new tax law changes during the first fiscal quarter of 2019.

Adjusted Diluted earnings per share for the full fiscal year is now expected to be in the range of $3.45 to $3.55.

Capital spending is expected to be in the range of $30 to $35 million.

Adjusted Free cash flow is expected to be roughly flat reflecting the expected foreign currency headwinds and lapping the benefits of hurricanes and asset sales in fiscal year 2018 that are not expected to repeat.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on first fiscal quarter earnings and the updated financial outlook for fiscal 2019. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/28997

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
Forward-Looking Statements.

This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•
our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to integrate the auto care, battery, lighting and portable power business previously owned by Spectrum Brands Holdings, Inc. and the Nu Finish operations successfully and to achieve the anticipated cost savings, synergies, and other anticipated benefits;

•	our ability to divest the Europe-based Varta consumer battery business which serves Europe, Middle East and Africa;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of raw materials and other commodity costs;

•
the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our
Form 10-K filed with the Securities and Exchange Commission on November 16, 2018.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended December 31,
	2018	2017
Net sales	$571.9	$573.3
Cost of products sold	296.4	295.0
Gross profit	275.5	278.3
Selling, general and administrative expense (1)	104.6	99.2
Advertising and sales promotion expense	40.9	37.3
Research and development expense	5.5	5.3
Amortization of intangible assets	3.2	2.8
Interest expense (1) (2)	48.2	13.4
Other items, net (1)	(16.9)	1.3
Earnings before income taxes	90.0	119.0
Income tax provision (3)	19.2	58.6
Net earnings	$70.8	$60.4

Earnings per share
Basic net earnings per share	$1.19	$1.00
Diluted net earnings per share	$1.16	$0.98

Weighted average shares of common stock - Basic	59.7	60.2
Weighted average shares of common stock - Diluted	61.0	61.5

(1) See the Non-GAAP Reconciliations attached which break out the Acquisition and integration costs included within this line.

(2) Includes Acquisition debt interest and ticking fees of $32.4 million for the quarter ended December 31, 2018 associated with the Spectrum battery and portable lighting acquisition.

(3) Income tax provision for the three months ended December 31, 2018 and 2017, includes $1.5 million and $31.0 million, respectively, of one-time expense related to the enactment of the Tax Cuts and Jobs Act of 2017 (U.S. Tax Legislation).

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	December 31, 2018	September 30, 2018
Current assets
Cash and cash equivalents	$607.3	$522.1
Trade receivables, less allowance for doubtful accounts of $3.9 and $4.0, respectively	216.0	230.4
Inventories	290.2	323.1
Other current assets	95.3	95.5
Total current assets	$1,208.8	$1,171.1
Restricted cash	2,456.5	1,246.2
Property, plant and equipment, net	162.6	166.7
Goodwill	244.0	244.2
Other intangible assets, net	229.3	232.7
Deferred tax asset	35.1	36.9
Other assets	79.8	81.0
Total assets	$4,416.1	$3,178.8

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$64.0	$4.0
Notes payable	275.1	247.3
Accounts payable	231.6	228.9
Other current liabilities	261.3	271.0
Total current liabilities	$832.0	$751.2
Long-term debt	975.4	976.1
Long-term debt held in escrow	2,346.2	1,230.7
Other liabilities	192.1	196.3
Total liabilities	$4,345.7	$3,154.3
Shareholders' equity
Common stock	0.6	0.6
Additional paid-in capital	208.2	217.8
Retained earnings	226.1	177.3
Treasury stock	(116.8)	(129.4)
Accumulated other comprehensive loss	(247.7)	(241.8)
Total shareholders' equity	$70.4	$24.5
Total liabilities and shareholders' equity	$4,416.1	$3,178.8

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Three Months Ended December 31,
	2018	2017
Cash Flow from Operating Activities
Net earnings	$70.8	$60.4
Depreciation and amortization	11.6	12.0
Deferred income taxes	2.3	12.2
Share-based compensation expense	6.5	6.7
Mandatory transition tax	1.5	30.0
Non-cash items included in income, net	(9.1)	3.0
Other, net	(2.6)	0.1
Changes in current assets and liabilities used in operations	37.9	16.6
Net cash from operating activities	118.9	141.0

Cash Flow from Investing Activities
Capital expenditures	(4.8)	(5.5)
Proceeds from sale of assets	0.1	—
Net cash used by investing activities	(4.7)	(5.5)

Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	1,200.0	—
Payments on debt with maturities greater than 90 days	(1.0)	(1.0)
Net increase in debt with original maturities of 90 days or less	28.0	6.5
Debt issuance costs	(16.5)	—
Dividends paid	(19.8)	(17.6)
Common stock purchased	—	(50.0)
Taxes paid for withheld share-based payments	(7.1)	(1.8)
Net cash from/(used by) financing activities	1,183.6	(63.9)

Effect of exchange rate changes on cash	(2.3)	4.7

Net increase in cash, cash equivalents, and restricted cash	1,295.5	76.3
Cash, cash equivalents, and restricted cash, beginning of period	1,768.3	378.0
Cash, cash equivalents, and restricted cash, end of period	$3,063.8	$454.3

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter Ended December 31, 2018

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs and related items, gain on sale of real estate, settlement loss on the Canadian pension plan termination, and the one-time impact of the new U.S. tax legislation. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and charges related to acquisition and integration have all been excluded from segment profit.

Adjusted Earnings Before Income Taxes, Adjusted Net Earnings and Adjusted Diluted EPS. These measures exclude the impact of costs related to acquisition and integration and the one-time impact of the new U.S. tax legislation.

Ex-unusual Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration as well as the related tax impact for these items, calculated utilizing the statutory rate for where the costs were incurred, as well as the one-time impact of the new U.S. tax legislation.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisition. On July 2, 2018, Energizer completed the acquisition of Nu Finish. This adjustment includes the impact of the acquisition's ongoing operations contributed to each respective income statement caption for the first year's operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with any acquisition.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018. For presentation purposes, the Company has recast Argentina's prior period operations as well.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration costs. These cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, settlement loss on the Canadian pension plan termination, gain on sale of real estate, and share-based payments.

Non-GAAP Outlook.  The Company is unable to provide a reconciliation to the full year Adjusted EPS range of $3.45 to $3.55, or Adjusted Free Cash flow range of approximately $238 million to comparable GAAP measures due to uncertainly regarding the timing and amount of future acquisition and integration costs and related payments.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter Ended December 31, 2018
(In millions, except per share data - Unaudited)
Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarter ended December 31, 2018 and 2017, respectively, are presented below:

	Quarter Ended December 31,
	2018	2017
Net Sales
Americas	$373.5	$373.1
International	198.4	200.2
Total net sales	$571.9	$573.3
Segment Profit
Americas	$116.1	$123.1
International	54.6	49.2
Total segment profit	$170.7	$172.3
General corporate and other expenses (1)	(18.7)	(21.6)
Global marketing expense	(3.1)	(3.2)
Research and development expense	(5.5)	(5.3)
Amortization of intangible assets	(3.2)	(2.8)
Acquisition and integration costs (2)	(36.5)	(5.7)
Interest expense (3)	(15.8)	(13.4)
Other items, net (4)	2.1	(1.3)
Total earnings before income taxes	$90.0	$119.0

(1) Recorded in SG&A on the unaudited Consolidated Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for where these charges are recorded in unaudited consolidated Statement of Earnings.
(3) The quarter ended December 31, 2018 on the unaudited Consolidated Statement of Earnings for Interest expense, included $32.4 million of acquisition debt ticking fees and interest expense which have been reclassified for purposes of the reconciliation above.
(4) The amounts for the quarter ended December 31, 2018 on the Consolidated Statement of Earnings included acquisition related income of $14.8 million, which have been reclassified for purposes of the reconciliation above.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
Net Sales	2018	2017
Batteries	$524.3	$524.5
Other	47.6	48.8
Total net sales	$571.9	$573.3

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter Ended December 31, 2018
(In millions, except per share data - Unaudited)
The following tables provide a reconciliation of earnings before income taxes, net earnings and net earnings per diluted share to adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	For the Quarter Ended December 31,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2018	2017	2018	2017	2018	2017
Reported - GAAP	$90.0	$119.0	$70.8	$60.4	$1.16	$0.98
Acquisition and integration costs (1)	36.5	5.7	27.9	4.1	0.46	0.07
One-time impact of the new U.S. Tax Legislation	—	—	1.5	31.0	0.02	0.50
Adjusted - Non-GAAP (2)	$126.5	$124.7	$100.2	$95.5	$1.64	$1.55
Weighted average shares - Diluted					61.0	61.5

(1) See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated Statement of Earnings.
(2) The effective tax rate for the quarter ended December 31, 2018 and 2017 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 20.8% and 23.4%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was an expense of $7.1 million and benefit of $29.4 million, respectively, for the quarters ended December 31, 2018 and 2017.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales and Profit
For the Quarter Ended December 31, 2018
(In millions, except per share data - Unaudited)

Net Sales	Q1'19	% Chg	Q1'18	% Chg
Americas
Net Sales - prior year	$373.1		$365.1
Organic	4.7	1.3%	5.8	1.6%
Impact of acquisition	1.0	0.3%	—	—%
Change in Argentina	(3.3)	(0.9)%	0.3	0.1%
Impact of currency	(2.0)	(0.6)%	1.9	0.5%
Net Sales - current year	$373.5	0.1%	$373.1	2.2%
International
Net Sales - prior year	$200.2		$194.5
Organic	5.2	2.6%	(1.3)	(0.7)%
Impact of currency	(7.0)	(3.5)%	7.0	3.6%
Net Sales - current year	$198.4	(0.9)%	$200.2	2.9%
Net Sales
Net Sales - prior year	$573.3		$559.6
Organic	9.9	1.7%	4.5	0.8%
Impact of acquisition	1.0	0.2%	—	—%
Change in Argentina	(3.3)	(0.6)%	0.3	0.1%
Impact of currency	(9.0)	(1.5)%	8.9	1.5%
Net Sales - current year	$571.9	(0.2)%	$573.3	2.4%

Segment Profit	Q1'19	% Chg	Q1'18	% Chg
Americas
Segment Profit - prior year	$123.1		$123.1
Organic	(4.2)	(3.4)%	(1.8)	(1.5)%
Impact of acquisition	0.5	0.4%	—	—%
Change in Argentina	(1.9)	(1.5)%	0.4	0.3%
Impact of currency	(1.4)	(1.2)%	1.4	1.2%
Segment Profit - current year	$116.1	(5.7)%	$123.1	—%
International
Segment Profit - prior year	$49.2		$50.8
Organic	11.1	22.6%	(6.0)	(11.8)%
Impact of currency	(5.7)	(11.6)%	4.4	8.7%
Segment Profit - current year	$54.6	11.0%	$49.2	(3.1)%
Total Segment Profit
Segment Profit - prior year	$172.3		$173.9
Organic	6.9	4.0%	(7.8)	(4.5)%
Impact of acquisition	0.5	0.3%	—	—%
Change in Argentina	(1.9)	(1.1)%	0.4	0.2%
Impact of currency	(7.1)	(4.1)%	5.8	3.4%
Segment Profit - current year	$170.7	(0.9)%	$172.3	(0.9)%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter Ended December 31, 2018
(In millions, except per share data - Unaudited)
FY19 Non-GAAP Reconciliations

Gross Profit	Q1'19	Q1'18
Net Sales	$571.9	$573.3
Cost of products sold	296.4	295.0
Gross Profit	$275.5	$278.3
Gross Margin	48.2%	48.5%

SG&A	Q1'19	Q1'18
Segment SG&A	$65.8	$71.2
Corporate SG&A (1)	18.7	21.8
Global Marketing	1.2	0.5
SG&A Adjusted - subtotal	$85.7	$93.5
SG&A Adjusted % of Net Sales	15.0%	16.3%
Acquisition and integration costs	18.9	5.7
Reported SG&A	$104.6	$99.2
Reported SG&A % of Net Sales	18.3%	17.3%

Acquisition and integration	Q1'19	Q1'18
SG&A	18.9	5.7
Interest expense	32.4	—
Acquisition and integration costs - subtotal	$51.3	$5.7
Interest income (Other items, net)	(5.8)	—
Acquisition foreign currency gains (Other items, net)	(9.0)	—
Acquisition and integration related items	$36.5	$5.7

Other items, net	Q1'19	Q1'18
Interest income	$(0.3)	$(0.5)
Interest income on restricted cash	(5.8)	—
Foreign currency exchange (gain)/loss	(1.1)	4.1
Pension benefit other than service costs	(0.7)	(1.7)
Acquisition foreign currency gains	(9.0)	—
Other	—	$(0.6)
Total Other items, net	$(16.9)	$1.3

Free Cash Flow	Q1'19	Q1'18
Net cash from operating activities	$118.9	$141.0
Capital expenditures	(4.8)	(5.5)
Proceeds from sale of assets	0.1	—
Free Cash Flow - subtotal	$114.2	$135.5
Acquisition and integration related payments	36.7	—
Adjusted Free Cash Flow	$150.9	$135.5

Energizer Holdings, Inc.
Supplemental Schedules - EBITDA and ADJUSTED EBITDA
For the Quarter Ended December 31, 2018
(In millions, except per share data - Unaudited)

	Q1'19	Q4'18	Q3'18	Q2'18	LTM 12/31/18	Q1'18
Net earnings	$70.8	$1.5	$23.8	$7.8	$103.9	$60.4
Income tax provision	19.2	5.4	7.7	10.0	42.3	58.6
Earnings before income taxes	$90.0	$6.9	$31.5	$17.8	$177.8	$119.0
Interest expense	48.2	50.8	17.7	16.5	133.2	13.4
Depreciation & Amortization	11.6	11.3	11.4	10.4	44.7	12.0
EBITDA	$149.8	$69.0	$60.6	$44.7	$324.1	$144.4

Adjustments:
Acquisition and integration costs	4.1	8.0	12.5	16.5	41.1	5.7
Settlement loss on the Canadian pension plan termination	—	14.1	—	—	14.1	—
Gain on sale of real estate	—	—	(4.6)	—	(4.6)	—
Share-based payments	6.5	7.2	7.0	7.3	28.0	6.7
Adjusted EBITDA	$160.4	$98.3	$75.5	$68.5	$402.7	$156.8

(1) LTM defined as the latest 12 months for the period ending December 31, 2018